Exhibit 99.1

[Boston Capital REIT Letterhead]

April 30, 2007

Re:  Suspension of Boston Capital REIT’s Reinvestment Plan and Share Redemption Plan

To:  Boston Capital REIT shareholders

We recently disclosed in a April 18, 2007 filing with the Securities and Exchange Commission that the board of directors of Boston Capital Real Estate Investment Trust, Inc. (the “Company”) has authorized the Company to suspend sales under its current plan of distribution and to hire an investment firm to explore a broad range of strategic alternatives to maximize shareholder value.

In accordance with this decision, our board of directors has determined that it would be in the best interest of the Company to suspend our Amended and Restated Distribution Reinvestment Plan (the “Reinvestment Plan”) as of April 30, 2007 and suspend our Amended and Restated Share Repurchase Plan (the “Share Redemption Plan”) as of May 31, 2007.  As a result, as of the respective effective dates, any distribution to shareholders enrolled in the Reinvestment Plan will not be reinvested into shares of our common stock pursuant to the Reinvestment Plan and no shares of our common stock will be redeemed by the Company pursuant to the Share Redemption Plan.  Shareholders will continue to receive all declared distributions, however such distributions will be made in cash.

If you have any questions or if you wish to direct your distributions to a different account, please contact Boston Capital REIT Investor Services at (800) 955-2733.

Sincerely,

/s/ Jeffrey H. Goldstein
Jeffrey H. Goldstein
President, Boston Capital Real Estate Investment Trust, Inc.